EXHIBIT 24.2

                    Certificate of Secretary
                               of
                    Outback Steakhouse, Inc.

     THE UNDERSIGNED, JOSEPH J. KADOW, hereby certifies that:

     1.  He is the duly elected and acting secretary of OUTBACK
STEAKHOUSE, INC., a Delaware corporation (the "Company");

     2. The following is a true, correct, and complete copy of a resolution of the Board of Directors of the Company adopted by a written action of directors without a meeting effective as of April 23, 1996:

         RESOLVED, each person whose signature appears below constitutes and appoints Chris T. Sullivan, Robert S. Merritt, and Joseph J. Kadow, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to the Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission and the National Association of Securities Dealers, Inc., granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     3. The above resolution is in full force and effect as of the date hereof, and has not been amended or modified.

     IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name as of the 21st day of July, 1996.


                                  /s/ Joseph J. Kadow
                                  JOSEPH J. KADOW